Bion Environmental Technologies, Inc. Announces Monitoring and Control
                System Initiative; Option on Dream Maker Dairy


September 7, 2000. Littleton, CO. Bion Environmental Technologies, Inc. (OTCBB: BION) announced today that it expects to begin testing its new NMS (Nutrient Management System) with an integrated monitoring and control system within thirty days at Dream Maker Dairy in upstate New York. The initial monitoring system has been installed and in operation since late July, 2000. Construction modifications, as well as the installation of additional hardware and communication links for the control modules, are expected to be completed by mid-October. This next-generation system is being installed in parallel with an existing Bion NMS that has been processing Dream Maker's waste since 1996.

The new system employs computerized, real-time monitoring and control that can be remotely accessed for both reporting requirements and control functions. The enhanced Bion NMS is designed to reduce the size of the systems by up to 80% over the current NMS technology while maintaining the same processing capacity; alternatively, the processing capacity of the current technology could be increased by a factor of up to five without a corresponding increase in size. According to Dr. Jere Northrop, Bion's Chief Technology Officer, "With the initial success of our monitoring system program, we are confident that we will have achieved a significant increase in efficiency in the next sixty days. In the near future, we anticipate reaching performance levels five to twenty times that of our current systems." Results of the monitoring and control initiative are anticipated to be available before the end of the calendar year. Dr. Northrop also noted that, "We expect to obtain similar results in applying this next-generation technology to our swine systems."

Currently, there is a direct correlation between the number of animals on a farm and the land required to spread the waste. By converting the waste into a high value soil amendment, BionSoil, which is then sold, the enhanced NMS creates a nutrient removal mechanism - enabling producers to disassociate herd size from the land area required for manure application. As a result, capital requirements for both land and equipment are significantly reduced. David Mitchell, Bion's CEO, stated, "Using a dairy model, it is not hard to see that by separating the milk production from the less profitable farming operations needed for manure and nutrient management, the economics of the operation change dramatically. The successful implementation of the new Bion NMS will allow larger and more efficient operations with substantially improved margins but without the environmental liabilities associated with current nutrient management practices."

Upon completion of the monitoring and control modifications, it is anticipated that Bion's next-generation system will enable Dream Maker Dairy to expand its existing operation from 350 dairy cows up to 3,000 cows on the same ninety-eight acres, while continuing to comply with New York State CAFO (Confined Animal Feeding Operation) nutrient management regulations. These regulations utilize a guideline of approximately two acres per dairy cow for the field application of nutrients. Without a technology solution, such a guideline would make Dream Maker's proposed expansion impractical by requiring an additional 6,000 acres for nutrient management.

As part of an amended agreement with Dream Maker Dairy, Bion has acquired an option to purchase the dairy. Exercise of the option is contingent upon several conditions including the successful conclusion of Bion's monitoring and control system initiative, the arrangement of financing for the proposed expansion of Dream Maker from 350 dairy cows to eventually 3,000, and other final terms and conditions. (See Bion's 8-K dated August 3, 2000, Item 5.7 and
Exhibit 99.7).

----------------------------------------------------------------------------

Bion Environmental Technologies, Inc., designs and operates patented biological treatment systems that eliminate the odors and nutrient leaching from the waste produced on large hog and dairy farms. The systems, which can be monitored from remote locations, convert the waste into BionSoil, a nutrient-rich, soil enhancement or fertilizer material. The Company has offices in New York, Colorado, North Carolina, California and Florida. Inquiries may be directed to Craig Scott, Director of Investor Relations, at 800-769-7205 or 303-843-6191.



This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. This material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.